Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment (the “Amendment”) to the Employment Agreement dated as of December 17, 2007 (the “Agreement”), is entered into this 17th day of December, 2008, to be effective the 1st day of January, 2009, between Joseph M. Gingo (“Employee”) and A. Schulman, Inc. (“Employer”).
     WHEREAS, Employee and Employer desire to amend the Agreement to revise the noncompetition provisions;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Employment. Section 2 of the Agreement shall be replaced as indicated below:
     During the Term of this Agreement, the Employer hereby agrees to employ Employee commencing January 1, 2008 as President and Chief Executive Officer for the Employer, and the Employee hereby accepts such employment on the terms and conditions herein contained.
     2. Term of Agreement. Section 4.1 of the Agreement shall be revised as indicated below:
     4.1 The Employer hereby employs the Employee for a Term which commenced as of January 1, 2008 and ends December 31, 2011; provided, however, at December 31, 2009, this Agreement shall automatically be extended for an additional year to December 31, 2012 unless either party shall give notice to the other of non-extension not later than October 1, 2009; and provided, further, that if, ~~however~~ a Change in Control shall have occurred during the Term of this Agreement, Sections 7 and 8 and 10 through 21 of this Agreement shall continue in effect until at least the end of the Change-in-Control Protective Period (whether or not the Term of the Agreement shall have expired for other purposes).
     2. Compensation. The first paragraph of Section 5 of the Agreement shall be revised as indicated below:
     The Employer agrees to pay to the Employee as compensation for his services hereunder a Base Salary initially equal to the fixed annual salary as shown on Exhibit A hereto and as will be shown on the Employer’s employment records, payable in substantially bimonthly or monthly installments, as the case may be, in the manner consistent with the Employer’s payroll practices. Employee is eligible for and may receive annual merit increases in his Base Salary. Employer shall consider Employee for annual merit increases at the time the other employees of Employer are being considered for the merit pool or such other merit increase program that may be adopted by Employer and the effective date for any annual merit increase granted to Employee will be the same as the other employees granted merit increases pursuant to the merit pool or other merit increase program. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its reasonable business judgement.
     3. Payment of Cash Bonuses. The fourth paragraph of Section 5 of the Agreement shall be revised as indicated below:
The Employee will also be entitled to receive cash payments (each a “Cash Bonus”) of the following amounts conditioned upon being employed on the following dates (each a “Bonus Date”):
•	$750,000 on the date employment is commenced;

•	$250,000 on January 1, 2009;

•	$250,000 on January 1, 2010; and

•	$250,000 on December 31, 2010.
Except as otherwise provided in this Section 5, each Cash Bonus shall be paid within ten (10) days following the applicable Bonus Date (provided that the timing of payment of which during such ten (10) day period shall be in the Company’s sole discretion).
     4. Compensation. The fifth paragraph of Section 5 of the Agreement shall be revised as indicated below:
In the event that Employee’s employment is terminated for any reason other than termination for Cause by the Employer or voluntary resignation by the Employee, each remaining unpaid Cash Bonus will become immediately due and will be paid to the Employee by the Employer within 30 days after the Date of Termination. The initial Cash Bonus payment will, however, be subject to reimbursement by Employee to Employer in the amount of any payment of discretionary incentive compensation paid to Employee by his previous employer which is expected to occur, if at all, on or about March 31, 2008.
     5. Time of Payments. The second sentence of Section 8.3 of the Agreement shall be revised as indicated below:
Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee,” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the Date of Termination, all payments under this Agreement and Exhibit A that are subject to Section 409A of the Code and become payable in connection with the Employee’s termination shall not be paid (or commence to be paid) until the first business day of the seventh month following the Date of Termination (or, if earlier, the Employee’s death).

     6. Post-termination Payments upon Termination (Prior to a Change in Control) by Death or by the Employer without Cause. The paragraphs contained in Section 9.2 of the Agreement shall be revised as indicated below:
          9.2 TERMINATION BY THE EMPLOYER WITHOUT CAUSE. If the Employer shall terminate the Employee’s employment during the Term and prior to a Change in Control, without Cause (and not for Disability or in connection with the Employee’s death), the Employer shall pay the Employee:
          (A) His Base Salary throughout the remaining Term in accordance with the regular ~~[bimonthly]~~ payroll practices of the Employer;
          (B) Annual Bonuses during the remaining Term, each of which bonus shall be equal to either the greater of (i) $490,000 or (ii) the average annual bonus paid to the Employee during the most recent three (3) calendar years of the Employee’s employment by the Company or such shorter period during which Employee has been employed, if less than three (3) years (prorated for any partial calendar years in the remaining Term). The amount payable under this Section 9.2(B) shall be paid in a lump sum within ninety (90) days following the Employee’s termination of employment; and
          (C) Any unpaid Cash Bonus described in Section 5, which shall be paid in accordance with Section 5.
          (D) Any unpaid compensation and/or compensation attributable to RSU Award(s) that has not been issued and/or LTIP RS Awards as provided in, and pursuant to the terms of, Exhibit A.
An amount equal to up to one year’s Base Salary plus one year’s Annual Bonus, to the extent payable to Employee as determined by the foregoing, shall be in consideration of (and subject to Employee’s continued compliance with) Employee’s obligations under Section 13.2.
     7. Severance Payments; Excise Tax Gross-up.
     a. The paragraph contained in Section 10.1(A) of the Agreement shall be revised as indicated below:
          (A) In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Employee, the Employer shall pay to the Employee a lump sum severance payment, in cash, equal to (i) the Employee’s Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based divided by twelve (12) and multiplied by the number of full months remaining in the Term, and (ii) the average annual bonus, including but not limited to the Annual Bonus described in Exhibit A, earned by the Employee under the Employer’s annual incentive plan in the Employer’s fiscal years immediately preceding the fiscal year in which the Date of Termination occurs multiplied by the number of fiscal years that a bonus, including but not limited to the Annual Bonus described in Exhibit A, has not been paid to the Employee; provided, however, that in the event that the Date of Termination occurs prior to the date on which Employee is first entitled to receive a bonus under the Employer’s annual incentive plan, the average annual bonus shall be deemed to be $490,000. In addition, Employee will be entitled to receive any unpaid Cash Bonus described in Section 5, which shall be paid in accordance with Section 5, and any unpaid compensation and/or compensation attributable to RSU Award(s) that has not been issued and/or LTIP RS Awards as provided in, and pursuant to the terms of, Exhibit A. An amount equal to up to one year’s Base Salary plus one year’s Annual Bonus, to the extent payable to Employee as determined by the foregoing, shall be in consideration of Employee’s obligations under Section 13.2.
     b. The date reference in the first sentence of Section 10.1(B) of the Agreement to “on December 31, 2010” shall be replaced with “at the end of the Term, as it may be extended”.
     8. Time of Severance Payments. The reference to “Sections 10.1(A) and (B)” in Section 10.3 of the Agreement shall be replaced with “Section 10.1(A)”.
     9. Date of Termination. The reference to “thirty (30) period” in the parenthetical of the second sentence of Section 11.2 of the Agreement shall be replaced with “thirty (30) day period”.
     10. Non-Competition Provisions. The paragraphs contained in Section 13.2 of the Agreement shall be revised as indicated below:
     13.2 NON-COMPETITION AND NON-SOLICITATION. The Employee covenants and agrees that during the period of one (1) year following any termination of the Employee’s employment ~~which occurs prior to a Change in Control,~~ the Employee will not, directly or indirectly, either as an individual for the Employee’s own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise:
     (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Employer or the Companies; or
     (ii) engage or participate in or finance, aid or be connected with any enterprise which competes with the business of the Companies, or any of them.

     The geographical limitations of the foregoing shall include any country in which the Companies or any of them shall be doing business as of such date of such termination. ~~This covenant shall apply without regard to the circumstances of any termination of the Employee’s employment which occurs prior to a Change in Control.~~
     11. Accounting Firm. The reference to “Auditor” in Section 20(A) of the Agreement shall be replaced with “Accounting Firm”.
     12. Base Salary, Bonuses. The first three bullets point of Exhibit A shall be revised as indicated below:
     Employee’s ~~starting~~ annual Base Salary effective November 1, 2008 is $700,000.00 ~~$775,000.00~~.
Employee will be entitled to participate in our Company’s management bonus program (“Bonus Program”) each fiscal year or partial fiscal year of the Company occurring during the Term of the Agreement. Initially and unless otherwise mutually agreed, the Employee will participate in the Bonus Program at the 70% target level ~~, or $490,000.00,~~ with leverage ranging from 0% to 200~~150%~~ based upon performance metrics to be agreed upon by the Compensation Committee of the Board of Directors and the Employee, and approved by the Board of Directors (“Annual Bonus”). ~~In the event that the Employee and the Board of Directors are unable to agree upon a performance metrics by March 31st of each year, the performance metrics will be referred to binding arbitration.~~
Employee is entitled to the Cash Bonuses described in Section 5, which shall be paid in accordance with Section 5.
     13. Grant of Restricted Stock Awards. The third paragraph of the fourth bullet point of Exhibit A shall be revised as indicated below:
Each year during the Term of the Agreement, Employee is entitled to receive an award of performance-based restricted shares of common stock or restricted stock units, as the case may be, as long-term incentive compensation under the 2006 Incentive Plan based on a target grant value of 200% of the Employee’s Base Salary (“LTIP RS Award”), with vesting based upon performance metrics to be agreed upon by the Compensation Committee of the Board and the Employee, and ~~approved~~ ratified by the Board of Directors. ~~In the event that the Employee and the Board of Directors are unable to agree upon a performance metrics by March 31st of each year, the performance metrics will be referred to binding arbitration.~~
     14. Vesting of Restricted Stock Awards. The fourth paragraph of the fourth bullet point of Exhibit A shall be revised as indicated below:
In the event of termination of Employee’s employment: (i) without Cause or for Good Reason following a Change in Control; (ii) due to resignation with Cause as described in

Section 4.2 of the Agreement, or (iii) without Cause prior to a Change in Control, Employee will be entitled to vesting of shares represented by the LTIP RS Award as follows: (a) if such termination occurs during the first year of the Term of this Agreement, one third of the Award shares will vest, and (b) if such termination occurs after the first anniversary of this Agreement, Award shares will vest on a pro rata basis for the period of time then lapsed, but in each case only if the performance criteria described in the awards have been satisfied.
     15. No Further Amendment. Except as otherwise amended hereby, all terms of the Agreement shall remain in full force and effect.

Joseph M. Gingo

/s/ Joseph M. Gingo

Date:	December 17, 2008

A. Schulman, Inc.

By:	/s/ David C. Minc
Its:	Vice President and Chief Legal Officer